Exhibit (a)(5)(F)

BIOTIE THERAPIES CORP.	STOCK EXCHANGE RELEASE 20 April 2016, at 4.50 p.m. (EET)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA, HONG KONG OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW.

ACORDA THERAPEUTICS TO COMMENCE A COMPULSORY REDEMPTION PROCEEDING IN RESPECT OF THE REMAINING BIOTIE THERAPIES CORP. SHARES

Acorda Therapeutics, Inc. (Nasdaq: ACOR) (“Acorda”) has on 11 April 2016 announced that it will complete the tender offer to purchase all of the issued and outstanding shares, American Depositary Shares, stock options, share units and warrants in Biotie Therapies Corp (Nasdaq Helsinki: BTH1V; Nasdaq: BITI) (“Biotie” or the “Company”) that are not owned by Biotie or any of its subsidiaries.

Title to 92,36 percent of all the shares and votes in Biotie, excluding the treasury shares held by Biotie, has now transferred to Acorda in accordance with the terms and conditions of the tender offer. As a result, Acorda has today informed Biotie that the redemption right and obligation under the Finnish Limited Liability Companies Act in respect of the Biotie shares held by the minority shareholders has arisen.

According to Acorda, it will initiate arbitral proceedings as provided in the Finnish Limited Liability Companies Act to effectuate the redemption of the Biotie shares held by minority shareholders. In such redemption proceeding, the redemption price for the shares is EUR 0.2946 per Share, which is the same price as the consideration paid by Acorda in the tender offer.

Turku, 20 April 2016

Biotie Therapies Corp.

Timo Veromaa

President and CEO

For further information, please contact:

Virve Nurmi, Biotie Therapies Corp.

tel. +358 2 274 8900, e-mail: virve.nurmi@biotie.com

DISTRIBUTION:

www.biotie.com

Nasdaq Helsinki Ltd

Main Media

INFORMATION REGARDING BIOTIE

Biotie is a biopharmaceutical company focused on products for neurodegenerative and psychiatric disorders. Biotie’s development has delivered Selincro (nalmefene) for alcohol dependence, which received European marketing authorization in 2013 and is currently being marketed across Europe by partner Lundbeck. The current development products include tozadenant for Parkinson’s disease, which is in Phase 3 development, and two additional compounds which are in Phase 2 development for cognitive disorders including Parkinson’s disease dementia, and primary sclerosing cholangitis (PSC), a rare fibrotic disease of the liver.

INFORMATION REGARDING ACORDA

Founded in 1995, Acorda is a biotechnology company focused on developing therapies that improve the lives of people with neurological disorders, with its common stock listed on Nasdaq US.

Acorda has an industry leading pipeline of novel neurological therapies addressing a range of disorders, including multiple sclerosis, Parkinson’s disease, post-stroke walking deficits, epilepsy and migraine. Acorda markets three FDA-approved therapies, including AMPYRA (dalfampridine) Extended Release Tablets, 10 mg.

ADDITIONAL INFORMATION

Investors and holders of Biotie equity securities are strongly advised to read the tender offer statement, including the offer to purchase, letter of transmittal, acceptance forms and other related tender offer documents and the related solicitation/recommendation statement on Schedule 14D-9 filed by Biotie with the United States Securities and Exchange Commission (the “SEC”), because they contain important information. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the Tender Offer Document and related documents may be obtained free of charge at www.acorda.com or Office of the Corporate Secretary, 420 Saw Mill River Road, Ardsley, New York 10502.

In addition to the Schedule TO, Acorda files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Acorda at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Acorda’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

THE TENDER OFFER IS NOT AND WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND AND THE UNITED STATES.

IN ADDITION, THE TENDER OFFER DOCUMENT, THE RELATED DOCUMENTS AND THIS RELEASE WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG. THE TENDER OFFER CANNOT BE ACCEPTED BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG.

This release is for informational purposes only and does not constitute a tender offer document or an offer, solicitation of an offer or an invitation to a sales offer. Potential investors in Finland shall accept the Tender Offer only on the basis of the information provided in the Tender Offer Document approved by the Finnish Financial Supervisory Authority and related materials.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this announcement are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition, such as the possibility that the transaction will not be completed and other risks and uncertainties discussed in the Tender Offer documents filed by Acorda and the solicitation/recommendation statement filed by the Company. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any future statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the expected results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. Acorda and the Company disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this announcement or otherwise.